Exhibit 3.3

ENERGY EXPLORATION TECHNOLOGIES, INC.

CONVERTIBLE PROMISSORY NOTE

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

No. CN-B___

Holder (Name)	Egan Global Management LLC

Type of Holder (Individual or Entity)	Entity

Date of Issuance	September 7, 2022

Principal Amount (Numeric)	USD $1,000,000.00

Reconfirm Principal Amount (Written Out in Dollars)	One Million United States Dollars

FOR VALUE RECEIVED, ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation (the “Company”), hereby promises to pay to the order of the Holder the principal sum of the Principal Amount made by the Holder to the Company, together with an annual amount of interest in the amount of seven percent (7%) of the Principal Amount (the “Interest Amount”), on the date which this convertible note (this “Note”) is repaid or converted. Unless this Note is converted into Conversion Shares (as defined below), the outstanding Principal Amount plus the outstanding Interest Amount will be due and payable by the Company at any time on or after December 31, 2024 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The Company’s records with respect to the amount and date of any payments shall be presumed correct absent demonstrable error.

Investor shall remit Payment to the Company of the Principal Amount, not later than ten (10) business days (“Closing Window”) after this Note has been fully executed by both the Company and Investor. Should Payment not be received within the Closing Window, this Note shall be considered null and void by the Company.

THIS NOTE IS NOT FOR DISTRIBUTION AND SHALL NOT, BY ANY MEANS, BE USED FOR SOLICITATION TO RAISE INVESTMENT BY THE HOLDER. THIS NOTE IS SOLELY FOR THE INVESTMENT PURPOSE OF THE HOLDER. IF THIS NOTE IS REDISTRIBUTED PLEASE CONTACT HELLO@ENERGYX.COM IMMEDIATELY.

Capitalized terms not otherwise defined in this Note will have the meanings set forth in the Section 4.1 or the table set forth on the front cover page of this Agreement.

1 Series Notes. This Note may be one of a series of convertible promissory notes (collectively, the “Series Notes”) issued by the Company to investors with similar terms and on a substantially similar form as set forth herein (except that the holder, principal amount, interest rate or amount, conversion price and date of issuance may differ in each Note).

2 Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to the outstanding Interest Amount, with any remainder applied to the outstanding Principal Amount. Prepayment of principal or interest may not be made without the written consent of the holders of a majority-in-interest of the aggregate principal amount of the Series Notes (the “Requisite Noteholders”), except in the event of a Corporate Transaction (as set forth in Section 4.3(a)).

3 Security. This Note is a general unsecured obligation of the Company.

4 Conversion. This Note will be convertible into Equity Securities pursuant to the following terms.

4.1 Definitions.

(a) “Common Stock” means the Company’s common stock, par value $0.00001, per share.

(b) “Conversion Shares” (for purposes of determining the type of Equity Securities issuable upon conversion of this Note) means:

(i) with respect to a conversion pursuant to Section 4.2, shares of the Equity Securities issued in the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 4.3, shares of Common Stock; and

(iii) with respect to a conversion pursuant to Section 4.4, shares of Common Stock.

(c) “Conversion Price” means (rounded to the nearest 1/100th of one cent):

(i) with respect to a conversion pursuant to Section 4.2 (a) in the event the Next Equity Financing is not consummated within sixty (60) calendar days of the Date of Issuance of this Note, the product of (x) 100% less the Discount and (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing, and (b) in all other cases, the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 4.3, the quotient resulting from dividing (x) the fair market value of the Company based upon the terms and conditions of the Corporate Transaction as determined by the Company in its reasonable discretion, by (y) the Fully Diluted Capitalization immediately prior to the closing of the Corporate Transaction;

(iii) with respect to a conversion pursuant to Section 4.4, the quotient resulting from dividing (x) the pre-money valuation of the Company based upon the price per share in the Initial Public Offering by (y) the Fully Diluted Capitalization immediately prior to the closing of the Initial Public Offering.

(d) “Corporate Transaction” means:

(i) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets;

(ii) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction);

(iii) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Exchange Act), of the Company’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity); or

(iv) any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event (as defined in the certificate of incorporation of the Company in effect on the date of issuance of this Note).

For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

(e) “Discount” means fifteen percent (15%).

(f) “Equity Securities” means (i) Common Stock; (ii) any securities conferring the right to purchase Common Stock; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (A) any security granted, issued or sold by the Company to any director, officer, employee, consultant, contractor or adviser of the Company for the primary purpose of soliciting or retaining their services; (B) any convertible promissory notes (including this Note) issued by the Company; and (C) any SAFEs issued by the Company in connection with equity investments (but not for services).

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Fully Diluted Capitalization” means the number of issued and outstanding shares of the Company’s capital stock, assuming (i) the conversion or exercise of all of the Company’s outstanding convertible or exercisable securities, including shares of convertible Preferred Stock and all outstanding vested or unvested options or warrants to purchase the Company’s capital stock; and (ii) solely for purposes of Section 4.1(c)(i) and Section 4.1(c)(iii), the issuance of all shares of the Company’s capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans or any equity incentive plan created or expanded in connection with the Next Equity Financing and/or SAFEs issued to service providers with respect to services provided or to be provided based upon the reasonably expected number of shares to be issued thereunder. Notwithstanding the foregoing, “Fully Diluted Capitalization” excludes: (A) any convertible promissory notes (including this Note) issued by the Company; (B) any SAFEs issued by the Company in connection with equity investments (but not for services); and (C) any Equity Securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs.

(i) “Initial Public Offering” means the initial underwritten offering of the Company’s equity securities pursuant to an effective registration statement filed under the Securities Act (other than a registration (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit or equity arrangement), (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend reinvestment or similar plan or program).

(j) “Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities following the date of issuance of this Note, in one or more offerings pursuant to an exemption from the registration requirements of Section 5 of the Securities Act, from which the Company receives gross proceeds of not less than Ten Million Dollars ($10,000,000) (excluding, for the avoidance of doubt, any Series Notes or any other convertibles promissory notes or SAFEs).

(k) “Preferred Stock” means all series of the Company’s preferred stock, whether now existing or hereafter created.

(l) “SAFE” means any simple agreement for future equity (or other similar agreement) which is issued by the Company for bona fide financing purposes and which may convert into the Company’s capital stock in accordance with its terms.

(m) “Securities Act” means the Securities Act of 1933, as amended.

(n) “Stockholder Agreements” means any stockholders agreements, investors’ rights agreements, voting agreements, right of first refusal agreements, co-sale agreements and any similar agreements relating to the Equity Securities of the Company, including any restrictions on transfer contained in the certificate of incorporation or bylaws of the Company, each as amended from time to time.

4.2 Next Equity Financing Conversion. The outstanding Principal Amount and outstanding Interest Amount may, at the election of the Holder, convert into Conversion Shares upon the closing of the Next Equity Financing. In the event the Holder elects to convert the outstanding Principal Amount and outstanding Interest Amount into Conversion Shares, the Company may, at its option, pay the outstanding Interest Amount in cash at the time of conversion. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole unit) obtained by dividing (x) the outstanding Principal Amount plus the outstanding Interest Amount on the date of conversion by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the Holder in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of this Note under this Section 4.2 will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing.

4.3 Corporate Transaction Conversion. In the event of a Corporate Transaction prior to the conversion of this Note pursuant to another provision of this Section or the repayment of this Note, at the closing of such Corporate Transaction, the Holder may elect that either: (a) the Company will pay the Holder an amount equal to the outstanding Principal Amount plus the outstanding Interest Amount; or (b) this Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding Principal Amount plus the outstanding Interest Amount on the closing of such Corporate Transaction by (y) the applicable Conversion Price.

4.4 Initial Public Offering Conversion. In the event of an Initial Public Offering prior to the conversion of this Note pursuant to another provision of this Section or the repayment of this Note, the outstanding Principal Amount plus the outstanding Interest Amount may, at the election of the Holder, convert into Conversion Shares at the closing of such Initial Public Offering. In the event the Holder elects to convert the outstanding Principal Amount and the outstanding Interest Amount, the Company may, at its option, pay the outstanding Interest Amount in cash at the time of conversion. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole unit) obtained by dividing (x) the outstanding Principal Amount plus the outstanding Interest Amount on the date of conversion by (y) the applicable Conversion Price.

4.5 Mechanics of Conversion.

(a) Financing Agreements. The Holder acknowledges that the conversion of this Note into Conversion Shares pursuant to Section 4.2 may require the Holder’s execution of certain agreements relating to the purchase and sale of the Conversion Shares, as well as registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Financing Agreements”). The Holder agrees to execute all of the Financing Agreements in connection with a Next Equity Financing. In addition, in connection with a conversion of this Note into Conversion Shares pursuant to Section 4.4, the Holder agrees, upon request of the Company or the lead underwriter of the Initial Public Offering, to execute and deliver all customary lock-up and similar agreements in connection with the Initial Public Offering.

(b) Certificates. As promptly as practicable after the conversion of this Note and the issuance of the Conversion Shares, the Company (at its expense) will issue and deliver a certificate or certificates evidencing the Conversion Shares (if certificated) to the Holder, or if the Conversion Shares are not certificated, will deliver a true and correct copy of the Company’s share register reflecting the Conversion Shares held by the Holder. The Company will not be required to issue or deliver the Conversion Shares until the Holder has surrendered this Note to the Company (or provided an instrument of cancellation or affidavit of loss). The conversion of this Note pursuant to Section 4.2, Section 4.3 and Section 4.4 may be made contingent upon the closing of the Next Equity Financing, Corporate Transaction and Initial Public Offering, respectively.

5 Representations and Warranties of the Company. In connection with the transactions contemplated by this Note, the Company hereby represents and warrants to the Holder as follows:

5.1 Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

5.2 Authorization and Enforceability. Except for the authorization and issuance of the Conversion Shares, all corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Note valid and enforceable in accordance with its terms.

5.3 NO OTHER REPRESENTATIONS. EXCEPT AS SET FORTH IN THIS SECTION 5, NO REPRESENTATIONS OR WARRANTIES, ORAL OR OTHERWISE, HAVE BEEN MADE TO THE HOLDER BY THE COMPANY OR ANY OF ITS AGENTS, EMPLOYEES OR AFFILIATES, OR ANY OTHER PERSON, AND IN ENTERING INTO THIS TRANSACTION THE HOLDER IS NOT RELYING UPON ANY INFORMATION, OTHER THAN THE TERMS OF THIS NOTE AND ANY OTHER WRITTEN INFORMATION PROVIDED TO THE HOLDER AT THE HOLDER’S REQUEST BY THE COMPANY.

6 Representations and Warranties of the Holder. In connection with the transactions contemplated by this Note, the Holder hereby represents and warrants to the Company as follows:

6.1 Authorization. The Holder has full power and authority (and, if an individual, the capacity) to enter into this Note and to perform all obligations required to be performed by it hereunder. This Note, when executed and delivered by the Holder, will constitute the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 Purchase Entirely for Own Account. The Holder acknowledges that this Note is made with the Holder in reliance upon the Holder’s representation to the Company, which the Holder hereby confirms by executing this Note, that this Note, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent (unless otherwise specified on the Holder’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

6.3 Disclosure of Information; Non-Reliance. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities. In deciding to purchase the Securities, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Securities is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

6.4 Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

6.5 Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Holder agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

6.6 Restricted Securities. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act or state securities laws, by reason of specific exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation, and may not be able, to satisfy.

6.7 No Public Market. The Holder understands that no public market now exists for the Securities and that the Company has made no assurances that a public market will ever exist for the Securities.

6.8 No General Solicitation. The Holder, and its officers, directors, employees, agents, stockholders or partners have not either directly or indirectly, including through a broker or finder solicited offers for or offered or sold the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Holder acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

6.9 Series Notes. The Holder acknowledges that other Series Notes may have different conversion prices and/or interest rates or amounts and/or additional rights which are more favorable to the holder of such other Series Notes.

6.10 Residence. If the Holder is an individual, then the Holder resides in the state or province identified in the address shown on the Holder’s signature page hereto. If the Holder is a partnership, corporation, limited liability company or other entity, then the Holder’s principal place of business is located in the state or province identified in the address shown on the Holder’s signature page hereto.

7 Stockholder Agreements. As a condition to conversion of this Note, the Holder agrees to become a party to, and to execute and deliver to the Company promptly following request by the Company, any Stockholder Agreements reasonably requested by the Company. The Stockholder Agreements may contain restrictions on the transferability of Equity Securities issued to the Holder (such as a right of first refusal or a prohibition on transfer) and such shares may be subject to call rights and drag-along rights of the Company and certain of its investors.

8 Miscellaneous.

8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Holder. This Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

8.2 Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the Commonwealth of Puerto Rico, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Puerto Rico.

8.3 Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Note delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note.

8.4 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

8.5 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 8.5).

8.6 No Finder’s Fee. Each party represents that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with the transactions contemplated by this Agreement. The Holder agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold the Holder harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.8 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled; provided, however that the Company shall only be required to pay the attorneys’ fees and costs of one law firm selected by the Requisite Noteholders if the Company is not the prevailing party.

8.9 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 8.9 will be binding upon each future holder of this Note and the Company. The Company’s agreements with each of the holders of the Series Notes are separate agreements, and the sales of the Notes to each of the holders thereof are separate sales. Notwithstanding the foregoing, any term of this Note and the other Series Notes may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Requisite Noteholders. Any waiver or amendment effected in accordance with this Section 8.9 will be binding upon each holder of a Series Note and each future holder of all such Series Notes.

8.10 Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of any Equity Securities to which the Holder is then entitled to receive upon the conversion of this Note, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of any Equity Securities of the Company issuable upon conversion of this Note for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder, in its capacity as a holder of this Note, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. The foregoing shall not apply to any other Equity Securities owned by the Holder. In addition, nothing contained in this Note shall be construed as imposing any liabilities on the Holder to purchase any securities (upon conversion of this Note or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8.11 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of the Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

8.12 Transfer Restrictions.

(a) Except as provided below, this Note, and the conversion rights relating thereto, shall not be assignable or transferable by the Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Holder may transfer its Note to one or more of its affiliates, provided that (a) such transfer is not in violation of applicable federal or state laws; (b) the transferee executes such instruments as the Company deems reasonably necessary or desirable to effect such transfer; and (c) the transferee accepts and agrees in writing to be bound by all of the terms and provisions of this Note and assumption of all obligations under this Note applicable to the transferor. Subject to the foregoing in this Section 8.12, the rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b) In addition, the securities issued upon conversion of this Note may not be assigned or transferred by the Holder without the prior written consent of the Company, except to the extent permitted by and in accordance with any applicable Stockholder Agreements. Any attempt to assign or transfer the securities issued upon conversion of this Note in violation of this Section 8.12 shall be null and void and wholly ineffective.

8.13 Legends. The Holder understands and acknowledges that the securities issued upon conversion of this Note may bear the following legend:

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

8.14 Exculpation among Noteholders. The Holder acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. The Holder agrees that no other holder of the Notes, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other holder of the Notes, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Securities.

8.15 Acknowledgment. For the avoidance of doubt, it is acknowledged that the Holder will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Conversion Shares that occur prior to the conversion of this Note.

8.16 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

8.17 Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

8.18 Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8.19 Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family or household purpose.

8.20 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGES FOLLOW]

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:	/s/ Teague Egan
Teague Egan
Chief Executive Officer

Address:	1624 Headway Circle
Suite 100
Austin TX, 78754
Attn: Teague Egan
Email: [****]

Egan Global Management LLC

By:	/s/ Teague Egan

Name:	Teague Egan

Title:	Sole Member

Address:	[****]

Attn:	Teague Egan

Email:	[****]